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                                    LOAN AGREEMENT

            THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of May 27, 1997 by and between EDUCATIONAL INSIGHTS, INC., a California corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A., ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated September 29, 1994 between Bank and Borrower.

            SECTION 1.   THE LOAN

            1.1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Eight Million Dollars ($8,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the Revolving Note; provided, however, that for at least thirty (30) consecutive days during each twelve (12)-month period, the principal amount outstanding under the Revolving Loan must be zero ($0). All borrowings of the Revolving Loan must be made before June 8, 1998 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

            1.1.1.1 THE COMMERCIAL LETTER OF CREDIT SUBLIMIT. As a sublimit to the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, an "L/C" and collectively, the "L/Cs") and calling for drafts at sight or usance up to ninety (90) days covering the importation or purchase of inventory from overseas suppliers. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Two Million Dollars ($2,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All such commercial L/Cs shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for commercial L/C applications and reimbursement agreement and shall not have an expiration date more than 360 days from its date of issuance. No letter of credit shall expire after October 8, 1998.

            1.1.2 REAL ESTATE TERM LOAN. Bank previously made a certain term loan ("Real Estate Term Loan") to Borrower in the principal amount of One Million Four Hundred and Eighty Thousand Dollars ($1,480,000), which matures on January 1, 2005 and bears an interest rate provided in the Real Estate Term Note. The current outstanding principal amount of the Real Estate Term Loan is One Million Two Hundred and Fifty Thousand Seventy-One Dollars and Seventy-Four cents ($1,250,071.74). This Real Estate Term Loan is evidenced by a promissory note ("Real Estate Term Note") in favor of the Bank on the standard form used by Bank for commercial loans. In the event of a prepayment of principal and any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity.

            1.2  TERMINOLOGY.

                 As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

                 As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

                 As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

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            1.3  PURPOSE OF LOAN.  The proceeds of the Revolving Loan shall be used for general working capital purposes.

            1.4 INTEREST. The unpaid principal balance of the Revolving Loan shall bear interest at the rate or rates provided in the Revolving Note and selected by Borrower. The Revolving Loan may be prepaid in full or in part only in accordance with the terms of the Revolving Note and any such prepayment shall be subject to the prepayment fee provided for therein.

            1.5 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

            1.6 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

            1.7 SECURITY. Prior to any disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property. In regards to the Real Estate Term Loan, Bank will maintain a First Trust Deed on the Property located at 16941 Keegan Avenue, Carson, CA 90746.

            1.8 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

            SECTION 2.   CONDITIONS PRECEDENT

            Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

            2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

            2.2 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

            2.3 TERMINATION STATEMENTS. Borrower shall have provided Bank with UCC-2 termination statements executed by such secured creditors as may be required by Bank suitable for filing with the Secretary of State in each state designated by Bank.

            2.4 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

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            SECTION 3.   REPRESENTATIONS AND WARRANTIES

            Borrower represents and warrants that:

            3.1 BUSINESS ACTIVITY. The principal business of Borrower is a developer and distributor of supplemental educational material .

            3.2 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

            3.3 FINANCIAL STATEMENTS. The financial statements of Borrower, including both a balance sheet at December 31, 1996, together with supporting schedules, and an income statement for the twelve (12) months ended December 31, 1996, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since December 31, 1996, there has been no material adverse change in the financial condition or operations of Borrower.

            3.4 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

            3.5 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

            3.6 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

            3.7 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

            3.8 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

            3.9 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

            3.10 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

            3.11 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

            3.12 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of
Section 302 of ERISA, and no Reportable Event or Prohibited


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Transaction as defined in ERISA has occurred with respect to any such plan.

            3.13 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

            3.14 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

            SECTION 4.   AFFIRMATIVE COVENANTS

            Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

            4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.4 above.

            4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established, as determined by Borrower, by it to pay and discharge any such taxes, assessments, charges and claims.

            4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

            4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours.

            4.5  INFORMATION FURNISHED.  Borrower will furnish to Bank:

                 (a) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

                 (b) Within ninety (90) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

                 (c) Borrower agrees to deliver or cause to be delivered to Bank, as soon as available and in any event within ninety (90) days after the end of each fiscal year, a copy of the financial statement of Educational Insights U.K. for such fiscal year.

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                  (d)  At Bank's request, as soon as available, copies of
such financial statements and reports as Borrower may file with any state or federal agency, including all state and federal income tax returns;

                 (e) Such other financial statements and information as Bank may reasonably request from time to time;

                 (f) In connection with each financial statement provided hereunder, a statement executed by authorized signer of Borrower, certifying that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

                 (g) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; and

                 (h) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office; and

                 (I) Within thirty (30) days after each fiscal year end, a copy of Borrower's accounts receivable aging. Borrower will permit Bank to audit Bank's collateral upon reasonable notice and during regular business hours.

            4.6 TANGIBLE NET WORTH. Borrower will at all times maintain Tangible Net Worth of not less than Twenty-Two Million Dollars ($22,000,000). "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

            4.7 DEBT TO TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of total liabilities to tangible net worth of not greater than 1.0:1.0.

            4.8 PROFITABILITY. Borrower will maintain its net profit, after provision for income taxes, at not less than One Million Dollars ($1,000,000) for any fiscal year.

            4.9 QUICK RATIO. Borrower shall maintain at all times a ratio of cash, accounts receivable and marketable securities to current liabilities of not less than 1.0:1.0 as such terms are defined by generally accepted accounting principles.

            4.10 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks, and in such amounts, as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed reasonable by and upon reasonable request of Bank, and to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance.
Prior to any disbursement of the Loan, Bank will be named loss payee on all policies insuring collateral and such policies shall require at least ten
(10) days' written notice to Bank before any policy may be altered or canceled. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damage to persons or property.

            4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such


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other information concerning its affairs as Bank may reasonably request from time to time.

            4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

            4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

            4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

            SECTION 5.   NEGATIVE COVENANTS

            Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

            5.1  ENCUMBRANCES AND LIENS.   Borrower will not create, assume
or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased. All of such permitted personal property liens shall not exceed, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) at any time.

            5.2 FREE OF LIENS. All material Inventory is and shall remain free from all liens, claims, encumbrances and purchase money security interests, except those in favor of or approved in writing by Bank.

            5.3 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services.

            5.4 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another not in excess of One Million Dollars ($1,000,000) per year.

            5.5 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit not in excess of One Million Dollars ($1,000,000) per year.


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            5.6  INVESTMENTS.  Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

            5.7 PARENT AND SUBSIDIARY PROPERTY. Borrower will not transfer any property at less than cost to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity.

            5.8 CAPITAL EXPENDITURES. Borrower will not make capital expenditures in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year; and shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business. Expenditures as used in this subsection shall include the current expense portion of all leases whether or not capitalized and shall also include the current portion of any debt used to finance capital expenditures.

            5.9 LEASE OBLIGATIONS. Borrower will not incur new lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding One Hundred Thousand Dollars ($100,000). Each said lease shall be of equipment or real property needed by Borrower in the ordinary course of its business.

            SECTION 6.   EVENTS OF DEFAULT

            The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

            6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

            6.2  Any default shall occur under the Note; or

            6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents; or

            6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

            6.5 There is a change in ownership whereas Burton Cutler, Jay Cutler, Diana Cutler, Karen Duncan Cutler, Carol Cutler Csapo and Corey Cutler Moncado, and children thereof collectively own or control of less than fifty-one percent (51%) or more of the issued and outstanding stock of Borrower.

            SECTION 7.   MISCELLANEOUS PROVISIONS

            7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

            7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

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            7.3  INUREMENT.  The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

            7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

            7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

            7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

            7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

            7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.

            SECTION 8.   SERVICE OF NOTICES

            8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

            8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.


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             THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.

By: Gail Boyle /s/

Title: Vice President

By:

Title:

Address:    Harbor Gateway Commercial Banking Office
            970 West 190th Street, Suite 995
            Torrance, CA 90502
            Attention: Cheryl Gage, Vice President
            Telecopier: (310) 767-5872
            Telephone: (310) 767-5866

EDUCATIONAL INSIGHTS, INC.

By: Stephen E. Billis /s/

Title: Controller

Address:    Educational Insights, Inc.
            16941 Keegan Avenue
            Carson, CA 90746
            Attention: Stephen E. Billis
            Telecopier: (310) 605-5048
            Telephone: (310) 884-2000